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                                                                   EXHIBIT 99.1

                           MILITARY RESALE GROUP, INC.
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                              2180 Executive Circle
                           Colorado Springs, CO 80906
                             Telephone: 719-391-4564
                             Facsimile: 719-391-4565
                                  www.MYRG.net



FOR IMMEDIATE RELEASE TUESDAY JANUARY 6, 2004 AT 8:15 AM EST

      MILITARY RESALE GROUP SAYS RECENT NEW ACCOUNTS WILL MORE THAN DOUBLE
          SALES IN 2004; ALSO FORECASTS FIRST QUARTER OPERATING PROFIT


    SPECIALTY FOOD/GROCERY DISTRIBUTOR SAYS DENVER SUPERVALU DEPARTURE BUILDS MOMENTUM FOR SIGNIFICANT NEAR TERM GROWTH; PROJECTS SALES THIS YEAR WILL EXCEED
               $12 MILLION VERSUS AN ESTIMATED $6 MILLION IN 2003

COLORADO SPRINGS, CO.- January 6, 2004-Military Resale Group, Inc. (OTCBB:MYRG), a rapidly growing Specialty Food and Grocery Distributor, announced today that in recent weeks it has been awarded contracts with aggregate annual sales of more than $6 million for the distribution of more than 25 new brand lines to its military commissary customers in Colorado, Wyoming and South Dakota. Stemming mainly from the previously announced decision by SuperValu in October 2003 to close its Denver distribution operations to the military market, the company said it remains in negotiations with a large number of vendors of other leading brands that could further fill its product expansion pipeline.

According to Edward T. Whelan, CEO, "With our specific focus on servicing the highly specialized military commissary and exchange market in our region, and with the capacity in place to do so, we think we are in a very good position to add a number of these new brands that can ratchet up our top line, as well as help us achieve our profitability goals."



2004 Sales Expected To Be Up More Than 100%

Mr. Whelan stated further, "While we will not publish audited 2003 results until late March 2004, we currently believe reportable sales for the year will be approximately $6 million. This excludes what we call "revenue equivalents" of about $2 million added during the year, namely consigned sales which remain on the books of the vendor and we report as revenue only to the extent of our commission for distributing the products. As for 2004, the addition of new product lines for which we already contracted should at least double our 2003 revenues, which would result in 2004 revenues of approximately $12 million. Factoring in the additional product expansion we anticipate during the year, we currently anticipate sales levels will reach at least $16 million on an annualized basis by year-end 2004."


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FIRST QUARTER OPERATING PROFIT

According to Mr. Whelan, "With the new level of sales we anticipate in 2004, we also look forward to achieving our first quarterly operating profit since taking the company public in 2001, and expect this to occur in the first quarter of the year. There is considerable room to grow the top line in our operating model without significant additional operating cost, and we anticipate continuing bottom line improvement as we go forward and sales ramp up."



LOOKING AHEAD
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"The large increase in revenues we expect to achieve in 2004, as well as our anticipated first quarterly operating profit, will be important milestones in our development," Mr. Whelan said. "We believe this is even more significant given that our annual revenue base was only $750,000 when we began just a few short years ago."



"As we see it, however," he added, " this is just the beginning of a climb to much higher levels. As we demonstrate our ability to manage a much larger volume of business, we believe we can greatly expand our presence and market share in what is currently a $5 billion market with plenty of room for growth."



"Further," he stated, "our plans for growth are not limited to continued further fulfillment of our product expansion strategy, which is only one part of our three- pronged strategy. In the year ahead, we hope to achieve further progress by leveraging our underutilized distribution capacity and by shifting some of our focus to expanding beyond our current regional focus to the larger $16 billion national military market. To support our growth, as well as our product development plans, we are actively pursuing a variety of avenues to finance our anticipated growth."



WHO WE ARE
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Military Resale Group (OTCBB:MYRG), based in Colorado Springs, became a publicly held company in 2001 and is the only publicly traded company focused exclusively on the distribution and marketing of food and grocery products to U.S.- based military base personnel and their families. This is a $16 billion market ($5 billion from commissaries; $11 billion from military exchanges) regulated by U.S. Government agencies, including the Defense Commissary Agency (DeCA), which qualifies and approves suppliers. MYRG, led by experienced executives in this

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market, has grown rapidly with its current regional focus on servicing commissaries at six major U.S. military installations in Colorado, Wyoming and South Dakota, where commissary patrons are provided cost savings of up to approximately 30%, a valuable benefit to military personnel and their families. Suppliers to MYRG include many of the world's leading consumer products companies, such as Sara Lee, Jimmy Dean, Alberto-Culver, Hormel and others. Going forward, the company is pursuing a three-pronged growth strategy of building its product line, leveraging its capacity and growing to a much larger national distribution company via the acquisition of complementary businesses serving the military market. Additional information on the company is available on its website, www.MYRG.net

SAFE HARBOR
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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. Military Resale Group has been advised by the various new accounts, and verified with the United States Defense Commissary Agency (DeCA), a Department of Defense agency, that sales for the various food lines in 2002 to the commissaries it currently services amounted to approximately $6 million. There can be no assurance, however, that Military Resale Group's annual sales of these products will reach such amount, and the amount of its actual sales of the various lines of products may differ materially from the amounts sold in 2002. If Military Resale Group is able to generate such sales, it believes that such additional revenues will enable the company to reach profitability on an operating basis for the first time since its reverse merger in 2001, assuming its operating results from existing product lines do not differ materially from historical results. These and other forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

CONTACT:
     Military Resale Group, Inc., Colorado Springs
      by     Redwood Consulting,  Jens Dalsgaard, 415-884-0348,   JNSD@aol.com